Exhibit 23(m)(iv) under Form N-1A
                                               Exhibit 1 under Item 601/Reg. S-K


                                   EXHIBIT J
                                     to the
                               Distribution Plan

                       FEDERATED INCOME SECURITIES TRUST:

                        FEDERATED SHORT-TERM INCOME FUND

                          INSTITUTIONAL SERVICE SHARES

         This Distribution Plan is adopted as of the 14th day of May, 2004, by Federated Income Securities Trust with respect to the Institutional Service Shares of the portfolio of the Trust set forth above.

         As compensation for the services provided pursuant to this Plan, FSC will be paid a monthly fee computed at the annual rate of 0.15 of 1% of the average aggregate net asset value of the Institutional Service Shares of Federated Income Securities Trust held during the month.

         Witness the due execution hereof this 27th day of August, 2004.



                                     FEDERATED INCOME SECURITIES TRUST


                                     By:  /s/ J. Christopher Donahue
                                     Name:  J. Christopher Donahue
                                     Title:  President